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                                                                     EXHIBIT 5.0


                                October 8, 1996



Kent Electronics Corporation
7433 Harwin Drive
Houston, Texas 77036

Gentlemen:

         We have acted as counsel for Kent Electronics Corporation, a Texas corporation ("Kent"), in connection with the registration, pursuant to a Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to the shares of Kent's common stock, no par value ("Kent Common Stock"), to be issued to the holders of Futronix Corporation, a Texas corporation ("Futronix"), Class A common stock, par value $0.01 per share ("Futronix Class A Common Stock"), Futronix Class B common stock, par value $0.01 per share ("Futronix Class B Common Stock"), Futronix Class C common stock, par value $0.01 per share ("Futronix Class C Common Stock," and collectively with the Futronix Class A Common Stock and the Futronix Class B Common Stock, the "Futronix Common Stock"), Futronix convertible preferred stock, par value $1.00 per share ("Futronix Convertible Preferred Stock," and collectively with the Futronix Common Stock, the "Futronix Stock"), warrants of Futronix (the "Futronix Warrants") to purchase Futronix Class A Common Stock or Futronix Class B Common Stock not exercised before consummation of the Merger (as defined below), and the holders of Wire & Cable Specialties Corporation, a Georgia corporation ("Wire & Cable"), common stock, par value $1.00 per share ("Wire & Cable Common Stock"), in connection with the proposed merger of Futronix and Wire & Cable with and into Futronix Acquisition Company, a Texas corporation and wholly-owned subsidiary of Kent (the "Merger").

         In rendering this opinion, we have examined the corporate records of Kent including its articles of incorporation, as amended, amended and restated bylaws and minutes of meetings of its directors and shareholders. We have also examined (i) the Reorganization Agreement dated September 25, 1996, among Kent, Futronix Acquisition Company, Futronix, Wire & Cable and certain shareholders and affiliates of Futronix and Wire & Cable (the "Merger Agreement"), (ii) the Registration Statement, together with the exhibits thereto, and (iii) such other documents as we have deemed necessary for the purposes of expressing the opinions contained herein. With respect to certain factual matters, we have relied on statements of officers of Kent.

         Based upon the foregoing, we are of the opinion that the shares of Kent Common Stock to be issued to the holders of Futronix Stock, Futronix Warrants (if not exercised before consummation of the Merger), and Wire & Cable Common Stock in consideration of the Merger
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Kent Electronics Corporation
October 8, 1996
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are duly authorized and, when issued and delivered as described in the Merger
Agreement, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.0 to the Registration Statement and to the use of our name in the Joint Proxy Statement/Prospectus forming a part of the Registration Statement under the caption "Legal Matters." In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.


                                        Very truly yours,

                                        LIDDELL, SAPP, ZIVLEY, HILL &
                                        LaBOON, L.L.P.